Exhibit 10.1

POST-EMPLOYMENT CONSULTING AGREEMENT

This Agreement is made this 26th day of June 2023 (the “Effective Date”) by and between CHEMUNG CANAL TRUST COMPANY (the “Bank”), a New York trust company with its principal office at One Chemung Canal Plaza, Elmira, New York 14901 and Karl F. Krebs (the “Consultant”) residing at 13803 Tributary Court, Davidson, North Carolina 20836.

WHEREAS the Bank desires continued access to the Consultant’s unique services and knowledge during a reasonable transition following the Consultant’s retirement as Chief Financial Officer of the Bank.

THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Consulting Services. The Consultant will serve as an advisor and mentor to his successor Chief Financial Officer. The Consultant will provide continuing strategic, process, and tactical support and advice to his successor, the Chief Financial Officer, and the executive management team, as needed. The Consultant will review all monthly financials, finance related board materials, regulatory and SEC filings during the Term. The Chief Executive Officer may assign other specialized projects to the Consultant as required (collectively, the “Consulting Services”). The Consultant shall report to the Chief Executive Officer.

2.        Availability. The Consultant shall generally be available by phone or email and, as needed provided he receives reasonable notice, during normal business hours by either phone, email, or virtually (i.e., via Microsoft Teams), provided, further, that the expected level of services shall not exceed fifteen (15) hours per week. Upon request, the Consultant agrees to travel to Elmira, NY, for a period of two (2) days, once per month during the Term, and the Bank will reimburse the Consultant for such reasonable and necessary travel expenses. In addition, the Bank shall provide the Consultant with the tools necessary to perform consulting services remotely including a laptop, VPN access, iPad, and cellphone and shall provide any systems access or permissions necessary for the performance of the Consulting Services.

3.        Term of Agreement. The term of this Agreement shall begin on July 1, 2023 and shall continue for three (3) months, ending on September 30, 2023, or an earlier date as mutually agreed to by the parties (the “Term”).

4.        Compensation. During the Term, as compensation for all services rendered by the Consultant under this Agreement, the Consultant shall receive consulting fees of fifteen thousand dollars ($15,000) per month, payable in monthly installments during the Term, for a total consulting fee of forty-five thousand dollars ($45,000).

5.         Termination. Notwithstanding the Term of Agreement specified above, this Agreement shall terminate under any of the following circumstances: (a) in the event the Consultant dies, this Agreement shall terminate immediately; (b) if the Consultant is disabled (as determined by the Board of Directors of the Bank, under the Bank’s independent disability insurance provider, or by the Social Security Administration) so as to be unable to perform the services under this Agreement, either the Bank or the Consultant may by written notice terminate the consulting relationship as of the last day of the calendar month during which such notice is given; (c) the parties may terminate this Agreement by mutual written agreement; or (d) the Bank terminates the Consultant’s services for cause as determined consistent with the Bank’s current programs and policies.

6.        Non-Competition. The Consultant acknowledges and agrees that during the Term of the Agreement he will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in the banking industry which is active in any county where the Bank has a location or office. Further, the Consultant will not solicit either the employees of the Bank or any customers of the Bank or potential customers who have been in contact with the Bank prior to the Effective Date of this Agreement.

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7.        Confidential Information or Materials. During the Term of the Agreement, the Consultant will have access to the Bank’s confidential and proprietary information, including but not limited to: (i) information and strategy relating to the Bank’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, contract terms, employees, salaries; product development plans; and (ii) business acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Bank Confidential Information”). The Consultant will not, during the Term of the Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for the Consultant’s own benefit or the benefit of others besides the Bank, any Bank Confidential Information. Upon termination of this Agreement, the Consultant agrees to promptly return all Bank Confidential Information.

8.        Independent Contractor Status. The Consultant is an independent contractor providing services to the Bank and is not an agent or employee of the Bank. Consultant will not be eligible for any employee benefit programs the Bank sponsors for the benefit of its employees.

9.           No Authority to Bind Bank. The Consultant shall not have any authority to commit or bind the Bank to any contractual or financial obligations without the Bank’s prior written consent.

10.       No Assignment. This is a personal services agreement and the Consultant may not assign this Agreement, or any interest herein, without the prior written consent of the Bank.

11.        Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral agreement with respect to the Consultant’s engagement by the Bank.

12.       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.        Tax Withholding: Indemnification. By reason of the Consultant’s relationship with the Bank as an independent contractor, all sums required to be paid by the Bank to the Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. The Consultant acknowledges and agrees that the Consultant shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless the Bank for any liability, claim, expense or other cost incurred by the Bank arising out of or related to the obligations of the Consultant pursuant to this provision.

14.        Modification. This Agreement may be modified only by mutual written consent signed by both parties.

15.        Section 409A Compliance. The provisions of this Agreement are intended and shall be interpreted and administered so as not to result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code where applicable. Any reimbursement of expenses or taxes shall occur no later than the end of the calendar year following the calendar year in which the expense or tax is incurred (or such earlier date as applies under the Bank’s business expense reimbursement policy).

16.       Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth hereof.

CONSULTANT	CHEMUNG CANAL TRUST COMPANY

/s/ Karl F. Krebs	/s/ Anders M. Tomson
KARL F. KREBS	ANDERS M. TOMSON President and Chief Executive Officer

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